Exhibit 10.44

STANDARD OFFER, AGREEMENT AND ESCROW

INSTRUCTIONS FOR PURCHASE OF REAL ESTATE

(Non-Residential)

American Industrial Real Estate Association

November 1, 2001

1.             Buyer.

1.1           AGRP Holding Corp. or one or more subsidiaries thereof designated by AGRP Holding Corp. (“Buyer”) hereby offers to purchase the real property, hereinafter described, from the owner thereof (“Seller”) (collectively, the “Parties” or individually, a “Party”), through an escrow (“Escrow”) to close on November 15, 2001 or such later date (but no later than December 15, 2001) on which the condition in Section 9.1(j) hereof is satisfied (“Expected Closing Date”) to be held by Kaplan, Strangis and Kaplan, P.A. (“Escrow Holder”) whose address is 5500 Wells Fargo Center, 90 South 7th St., Minneapolis, MN 55402, Phone No. 612-375-1138, Facsimile No. 612-375-1143 upon the terms and conditions set forth in this agreement (“Agreement”).  Buyer shall have the right to assign Buyer’s rights hereunder, but any such assignment shall not relieve Buyer of Buyer’s obligations herein unless Seller expressly releases Buyer.

1.2           The term “Date of Agreement” as used herein means November 1, 2001.

2.      Property.

2.1           The real property (“Property”) that is the subject of this offer consists of the eleven parcels of real estate described in Exhibits A-1 through A-11 hereto is located in various sites and states.

2.2           If the legal description of the Property is not complete or is inaccurate, this Agreement shall not be invalid and the legal description shall be completed or corrected to meet the requirements of Lawyers Title Insurance Company (“Title Company”), which shall issue the title policy hereinafter describe.

2.3           The Property includes, at no additional cost to Buyer, the permanent improvements thereon, including those items which the law of the state in which the Property is located provides is part of the Property, as well as the following items, if any, owned by Seller and at present located on the Property:  electrical distribution systems (power panel, buss ducting, conduits, disconnects, lighting fixtures); telephone distribution systems (lines, jacks and connections only); space heaters; heating; ventilating: air conditioning equipment (“HVAC”); air lines; fire sprinkler systems; security and fire detection systems; carpets; window coverings; and wall coverings (collectively, the “Improvements”).

2.4           Within the time period specified in paragraph 9.1(a), Seller and/or Seller’s Broker shall make to Buyer, through escrow, all of the applicable disclosures required by law (See American Industrial Real Estate Association (“AIR”) standard form entitled “Seller’s Mandatory Disclosure Statement”).

3.             Purchase Price.

3.1           The purchase price (“Purchase Price”) to be paid by Buyer to Seller for the Property shall be $52,310,000, payable as follows:

(a)	Cash down payment, including the Deposit as defined in paragraph 4.3 (or if an all cash transaction, the Purchase Price):	$12,810,000
(b)	Amount of “New Loan” as defined in paragraph 5.1, if any:	35,500,000
(c)	[Intentionally deleted]
(d)	Buyer shall give Seller a promissory note of Buyer to Seller described in paragraph 6 (“Purchase Money Note”) in the amount of:	4,000,000
Total Purchase Price:		$52,310,000

3.2           If an Existing Deed of Trust permits the beneficiary to demand payment of fees including, but not limited to, points, processing fees, and appraisal fees as a condition to the transfer of the Property, Buyer agrees to pay such fees up to a maximum of 1.5% of the unpaid principal balance of the applicable Existing Note.

4.             Deposits.  [Intentionally deleted.]

5.             Financing Contingency.

5.1           This offer is contingent upon Buyer obtaining from an insurance company, financial institution or other lender, a commitment to lend to Buyer a sum not less than $35,500,000, at terms reasonably acceptable to Buyer.  Such loan (“New Loan”) shall be secured by a first trust upon the Property.  If this Agreement provides for Seller to carry back junior financing, then Seller shall have the right to approve the terms of the New Loan.  Seller shall have 7 days from receipt of the commitment setting forth the proposed terms of the New Loan to approve or disapprove of such proposed terms.  If Seller fails to notify Escrow Holder, in writing, of the disapproval within said 7 days it shall be conclusively presumed that Seller has approved the terms of the New Loan.

5.2           Buyer agrees to diligently pursue obtaining the New Loan.  If Buyer shall fail to notify its Broker, Escrow Holder and Seller, in writing within 45 days following the Date of Agreement, that the New Loan has not been obtained, it shall be conclusively presumed that Buyer has either obtained said New Loan or has waived this New Loan contingency.

5.3           If, after due diligence, Buyer shall notify its Broker, Escrow Holder and Seller, in writing, within the time specified in paragraph 5.2 hereof, that Buyer has not obtained said New Loan, this Agreement shall be terminated, and Buyer shall be entitled to the prompt return of the Deposit, plus any interest earned thereon, less only Escrow Holder and Title Company cancellation fees and costs, which Buyer shall pay.

6.             Seller Financing.  (Purchase Money Note).

6.1           The Purchase Money Note shall provide for interest on unpaid principal at the rate of 11% per annum, with principal and interest paid as follows:  equal monthly payments of principal and interest with 30-year amortization and 10-year balloon.  The Purchase Money Note shall be on the current forms commonly used by Escrow Holder, and be junior and subordinate only to the Existing Note(s) and/or the New Loan expressly called for by this Agreement.

6.2           The Purchase Money Note and/or the Purchase Money Dead of Trust shall contain provisions regarding the following (see also paragraph 10.3(b)):

(a)       Prepayment.  Principalmay be prepaid in whole or in part at any time without penalty, at the option of Buyer.

(b)       Late Charge.   A late charge of 6% shall be payable with respect to any payment of principal, interest, or other charges, not made within 10 days after it is due.

(c)        Due On Sale.  In the event the Buyer sells or transfers title to the Property or any portion thereof, then the Seller may, at Seller’s option, require the entire unpaid balance of said Note to be paid in full.

6.3           If the Purchase Money Deed of Trust is to be subordinate to other financing, Escrow Holder shall, at Buyer’s expense prepare and record on Seller’s behalf a request for notice of default and/or sale with regard to each mortgage or deed of trust to which it will be subordinate.

6.4           WARNING: IF BUYER ULTIMATELY DEFAULTS ON THE LOAN, SELLER’S SOLE REMEDY IS TO FORECLOSE ON THE PROPERTY.  CALIFORNIA LAW DOES NOT ALLOW DEFICIENCY JUDGMENTS ON SELLER FINANCING.

7.             Real Estate Brokers.  [Intentionally deleted.]

8.             Escrow and Closing.

8.1           Upon acceptance hereof by Seller, this Agreement, including any counter-offers incorporated herein by the Parties, shall constitute not only the agreement of purchase and sale between Buyer and Seller, but also instructions to Escrow Holder for the consummation of the Agreement through the Escrow.  Escrow Holder shall not prepare any further escrow instructions restating or amending the Agreement unless specifically so instructed by the Parties or a Broker herein.  Subject to the reasonable approval of the Parties, Escrow Holder may, however, include its standard general escrow provisions.

8.2           [Intentionally deleted.]

8.3           Escrow Holder is hereby authorized and instructed to conduct the Escrow in accordance with this Agreement, applicable law and custom and practice of the community in which Escrow Holder is located, including any reporting requirements of the Internal Revenue Code.  In the event of a conflict between the law of the state where the Property is located and the law of the state where the Escrow Holder is located, the law of the state where the Property is located shall prevail.

8.4           Subject to satisfaction of the contingencies herein described, Escrow Holder shall close this escrow (this “Closing”) by recording a quit claim deed (a grant deed in California) and the other documents required to be recorded, and by disbursing the funds and documents in accordance with this Agreement.

8.5           Buyer and Seller shall each pay one-half at the Escrow Holder’s charges and Seller shall pay the usual recording fees and any required documentary transfer taxes.  Seller shall pay the premium for a standard coverage owner’s or joint protection policy of title insurance.

8.6           Escrow Holder shall verify that all of Buyer’s contingencies have been satisfied or waived prior to Closing.  The matters contained in paragraphs 9.1 subparagraphs (b), (c), (d), (e), (g), (i), (n), and (o), 9.4, 9.5, 12, 13, 14, 16, 18, and 24 are, however, matters of agreement between the Parties only and in no way constitute instructions to Escrow Holder.

8.7           If this transaction is terminated for non-satisfaction and non-waiver of a Buyer’s Contingency, as defined in paragraph 9.2, then neither of the Parties shall thereafter have any liability to the other under this Agreement, except to the extent of the breach of any affirmative covenant or warranty in this Agreement. In the event of such termination, Buyer shall be promptly refunded all funds deposited by Buyer with Escrow Holder, less only Title Company and Escrow Holder cancellation fees and costs, all of which shall be Buyer’s obligation.

8.8           The Closing shall occur on the Expected Closing Date, or as soon thereafter as the Escrow is in condition for Closing; provided, however, that if the Closing does not occur by the Expected Closing Date and said Date is not extended by mutual instructions of the Parties, a Party not then in default under this Agreement may notify the other Party, Escrow Holder, and Brokers, in writing that, unless the Closing occurs Within 5 business days following said notice, the Escrow shall be deemed terminated without further notice or instructions.

8.9           Except as otherwise provided herein, the termination of Escrow shall not relieve or release either Party from any obligation to pay Escrow Holder’s fees and costs or constitute a waiver, release or discharge of any breach or default that has occurred in the performance of the obligations, agreements, covenants or warranties contained therein.

8.10         If this Escrow is terminated for any reason other than Seller’s breach or default, then at Seller’s request, and as a condition to the return of Buyer’s deposit, Buyer shall within 5 days after written request deliver to Seller, at no charge, copies of all surveys, engineering studies, soil reports, maps, master plans, feasibility studies and other similar items prepared by or for Buyer that pertain to the Property.  Provided, however, that Buyer shall not be required to deliver any such report if the written contract which Buyer entered into with the consultant who prepared such report specifically forbids the dissemination of the report to others.

9.             Contingencies to Closing.

9.1           The Closing of this transaction is contingent upon the satisfaction or waiver of the following contingencies.  IF BUYER FAILS TO NOTIFY ESCROW HOLDER, IN WRITING, OF THE DISAPPROVAL OF ANY OF SAID CONTINGENCIES WITHIN THE TIME SPECIFIED THEREIN, IT SHALL BE CONCLUSIVELY PRESUMED THAT BUYER HAS APPROVED SUCH ITEM, MATTER OR DOCUMENT.  Buyer’s conditional approval shall constitute disapproval, unless provision is made by the Seller within the time specified therefor by the Buyer in such conditional approval or by this Agreement, whichever is later, for the satisfaction of the condition imposed by the Buyer.  Escrow Holder shall promptly provide all Parties with copies of any written disapproval or conditional approval which it receives.  With regard to subparagraphs (a) through (l) the pre-printed time periods shall control unless a different number of days is inserted in the spaces provided.

(a)      Disclosure.  Seller shall disclose to Buyer any matters required by applicable law (see paragraph 2.4) and provide Buyer with a completed Property Information Sheet (“Property Information Sheet”) concerning the Property, duly executed by or on behalf of Seller in the current form or equivalent to that published by the AIR within 10 days following the Date of Agreement.  Buyer has 10 days from the receipt of said disclosures to approve or disapprove the matters disclosed.

(b)      Physical Inspection.  Buyer has 10 days from the receipt of the Property Information Sheet or the Date of Agreement, whichever is later, to satisfy itself with regard to the physical aspects and size of the Property.

(c)       Hazardous Substance Conditions Report.  Buyer has 30 days from the receipt of the Property Information Sheet or the Date of Agreement, whichever is later, to satisfy itself with regard to the environmental aspects of the Property.  Seller recommends that Buyer obtain a Hazardous Substance Conditions Report concerning the Property and relevant adjoining properties.  Any such report shall be paid for by Buyer.  A “Hazardous Substance” for purposes of this Agreement is defined as any substance whose nature and/or quantity of existence, use, manufacture, disposal or effect, render it subject to Federal, state or local regulation, investigation, remediation or removal as potentially injurious to public health or welfare.  A “Hazardous Substance Condition” for purposes of this Agreement is defined as the existence on, under or relevantly adjacent to the Property of a Hazardous Substance that would require remediation and/or removal under applicable Federal, state or local law.

(d)      Soil Inspection.  Buyer has 30 days from the receipt of the Property Information Sheet or the Date of Agreement, whichever is later, to satisfy itself with regard to the condition of the soils on the Property.  Seller recommends that Buyer obtain a soil test report.  Any such report shall be paid for by Buyer.  Seller shall provide Buyer copies of any soils report that Seller may have within 10 days of the Date of Agreement.

(e)       Governmental Approvals.  Buyer has 30 days from the Date of Agreement to satisfy itself with regard to approvals and permits from governmental agencies or departments which have or may have jurisdiction over the Property and which Buyer deems necessary or desirable in connection with its intended use of the Property, including, but not limited to, permits and approvals required with respect to zoning, planning, building and safety, fire, police, handicapped and Americans with Disabilities Act requirements, transportation and environmental matters.

(f)        Conditions of Title.  Escrow Holder shall cause a current commitment for title insurance (“Title Commitment”) concerning the Property issued by the Title Company, as well as legible copies of all documents referred to in the Title Commitment (“Underlying Documents”) to be delivered to Buyer within 10 days following the Date of Agreement.  Buyer has 10 days from the receipt of the Title Commitment and Underlying Documents to satisfy itself with regard to the condition of title.  The disapproval of Buyer of any monetary encumbrance, which by the terms of this Agreement is not to remain against the Property after the Closing, shall not be considered a failure of this contingency, as Seller shall have the obligation, at Seller’s expense, to satisfy and remove such disapproved monetary encumbrance at or before the Closing.

(g)      Survey.  Buyer has 30 days from the receipt of the Title Commitment and Underlying Documents to satisfy itself with regard to any ALTA title supplement based upon a survey prepared to American Land Title Association (“ALTA”) standards for an owner’s policy by a licensed surveyor, showing the legal description and boundary lines of the Property, any easements of record, and any improvements, poles, structures and things located within 10 feet of either side of the Property boundary lines.  Any such survey shall be prepared at Buyer’s direction and expense.  If Buyer has obtained a survey and approved the ALTA title supplement, Buyer may elect within the period allowed for Buyer’s approval of a survey to have an ALTA extended coverage owner’s form of title policy, in which event Buyer shall pay any additional premium attributable thereto.

(h)      Existing Leases and Tenancy Statements.  Seller shall within 10 days of the Date of Agreement provide both Buyer and Escrow Holder with legible copies of all leases, subleases or rental arrangements (collectively, “Existing Leases”) affecting the Property, and with a tenancy statement (“Estoppel Certificate”) in the latest form or equivalent to that published by the AIR, executed by Seller and/or each tenant and subtenant of the Property.  Seller shall use its best efforts to have each tenant complete and execute an Estoppel Certificate.  If any tenant fails or refuses to provide an Estoppel Certificate then Seller shall complete and execute an Estoppel Certificate for that tenancy.  Buyer has 10 days from the receipt of said Existing Leases and Estoppel Certificates to satisfy itself with regard to the Existing Leases and any other tenancy issues.

(i)       Other Agreements.  Seller shall within 10 days of the Date of Agreement provide Buyer with legible copies of all other agreements (“Other Agreements”) known to Seller that will affect the Property after Closing.  Buyer has 10 days from the receipt of said Other Agreements to satisfy itself with regard to such Agreements.

(j)        Financing.  If paragraph 5 hereof dealing with a financing contingency has not been stricken, the satisfaction or waiver of such New Loan contingency.

(k)      Existing Notes.  If paragraph 3.1 (c) has not been stricken, Seller shall within 10 days of the Date of Agreement provide Buyer with legible copies of the Existing Notes, Existing Deeds of Trust and related agreements (collectively, “Loan Documents”) to which the Property will remain subject after the Closing.  Escrow Holder shall promptly request from the holders of the Existing Notes a beneficiary statement (“Beneficiary Statement”) confirming: (1) the amount of the unpaid principal balance, the current interest rate, and the date to which interest is paid, and (2) the nature and amount of any impounds held by the beneficiary in connection with such loan.  Buyer has 10 days from the receipt of the Loan Documents and Beneficiary Statements to satisfy itself with regard to such financing.  Buyer’s obligation to close is conditioned upon Buyer being able to purchase the Property without acceleration or change in the terms of any Existing Notes or charges to Buyer except as otherwise provided in this Agreement or approved by Buyer, provided, however, Buyer shall pay the transfer fee referred to in paragraph 3.2 hereof.

(1)      Personal Property.  In the event that any personal property is included in the Purchase Price, Buyer has 10 days from the Date of Agreement to satisfy itself with regard to the title condition of such personal property.  Seller recommends that Buyer obtain a UCC-1 report.  Any such report shall be paid for by Buyer.  Seller shall provide Buyer copies of any liens or encumbrances affecting such personal property that it is aware of within 10 days of the Date of Agreement.

(m)      Destruction, Damage or Loss.  There shall not have occurred prior to the Closing, a destruction of, or damage or loss to, the Property or any portion thereof, from any cause whatsoever, which would cost more than $10,000.00 to repair or cure.  If the cost of repair or cure is $10,000.00 or less, Seller shall repair or cure the loss prior to the Closing.  Buyer shall have the option, within 10 days after receipt of written notice of a loss costing more than $10,000.00 to repair or cure, to either terminate this transaction or to purchase the Property notwithstanding such loss, but without deduction or offset against the Purchase Price.  If the cost to repair or cure is more than $10,000.00, and Buyer does not elect to terminate this transaction, Buyer shall be entitled to any insurance proceeds applicable to such loss. Unless otherwise notified in writing, Escrow Holder shall assume no such destruction, damage or loss has occurred prior to Closing.

(n)      Material Change. Buyer shall have 10 days following receipt of written notice of a Material Change within which to satisfy itself with regard to such change.  “Material Change” shall mean a change in the status of the use, occupancy, tenants or condition of the Property that occurs after the date of this offer and prior to the Closing.  Unless otherwise notified in writing, Escrow Holder shall assume that no Material Change has occurred prior to the Closing.

(o)      Seller Performance.  The delivery of all documents and the due performance by Seller of each and every undertaking and agreement to be performed by Seller under this Agreement.

(p)      Warranties.  That each representation and warranty of Seller herein be true and correct as of the Closing.  Escrow Holder shall assume that this condition has been satisfied unless notified to the contrary in writing by any Party prior to the Closing.

(q)      Brokerage Fees.  [Intentionally deleted.]

9.2           All of the contingencies specified in subparagraphs (a) through (p) of paragraph 9.1 are for the benefit of, and may be waived by, Buyer, and may be elsewhere herein referred to as “Buyer Contingencies.”

9.3           If any Buyer’s Contingency or any other matter subject to Buyer’s approval is disapproved as provided for herein in a timely manner (“Disapproved Item”), Seller shall have the right within 10 days following the receipt of notice of Buyer’s disapproval to elect to cure such Disapproved Item prior to the Expected Closing Date (“Seller’s Election”).  Seller’s failure to give to Buyer within said 10 day period, written notice of Seller’s commitment to cure such Disapproved Item on or before the Expected Closing Date shall be conclusively presumed to be Seller’s Election not to cure such Disapproved Item.  If Seller elects, either by written notice or failure to give written notice, not to cure a Disapproved Item, Buyer shall have the election, within 10 days after Seller’s Election to either accept title to the Property subject to such Disapproved Item, or to terminate this transaction.  Buyer’s failure to notify Seller in writing of Buyer’s election to accept title to the Property subject to the Disapproved Item without deduction or offset shall constitute Buyer’s election to terminate this transaction.  Unless expressly provided otherwise herein, Seller’s right to cure shall not apply to the remediation of Hazardous Substance Conditions or to the Financing Contingency.  Unless the Parties mutually instruct otherwise, if the time periods for the satisfaction of contingencies or for Seller’s and Buyer’s said Elections would expire on a date after the Expected Closing Date, the Expected Closing Date shall be deemed extended to coincide with the expiration of 3 business days following the expiration of: (a) the applicable contingency period(s), (b) the period within which the Seller may elect to cure the Disapproved Item, or (c) if Seller elects not to cure, the period within which Buyer may elect to proceed with this transaction, whichever is later.

9.4           Buyer understands and agrees that until such time as all Buyer’s Contingencies have been satisfied or waived, Seller and/or its agents may solicit, entertain and/or accept back-up offers to purchase the subject Property.

9.5           The Parties acknowledge that extensive local, state and Federal legislation establish broad liability upon owners and/or users of real property for the investigation and remediation of Hazardous Substances.  The determination of the existence of a Hazardous Substance Condition and the evaluation of the impact of such a condition are highly technical and beyond the expertise of Brokers.  The Parties acknowledge that they have been advised by Brokers to consult their own technical and legal experts with respect to the possible presence of Hazardous Substances on this Property or adjoining properties, and Buyer and Seller are not relying upon any investigation by or statement of Brokers with respect thereto.  The Parties hereby assume all responsibility for the impact of such Hazardous Substances upon their respective interests herein.

10.          Documents Required at or before Closing:

10.1         Five days prior to the Closing date Escrow Holder shall obtain an updated Title Commitment concerning the Property from the Title Company and provide copies thereof to each of the Parties.

10.2         Seller shall deliver to Escrow Holder in time for delivery to Buyer at the Closing, an original ink signed:

(a)       Grant or general warranty deed, duly executed and in recordable form, conveying fee title to the Property to Buyer.

(b)       If paragraph 3.1 (c) has not been stricken, the Beneficiary Statements concerning Existing Note(s).

(c)       If applicable, the Existing Leases and Other Agreements together with duly executed assignments thereof by Seller and Buyer.  The assignment of Existing Leases shall be on the most recent Assignment and Assumption of Lessor’s interest in Lease form published by the AIR or its equivalent.

(d)       If applicable, Estoppel Certificates executed by Seller and/or the tenant(s) of the Property.

(e)       An affidavit executed by Seller to the effect that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 or successor statutes.  If Seller does not provide such affidavit in form reasonably satisfactory to Buyer at least 3 business days prior to the Closing, Escrow Holder shall at the Closing deduct from Seller’s proceeds and remit to Internal Revenue Service such sum as is required by applicable Federal law with respect to purchases from foreign sellers.

(f)        If the Property is located in California, an affidavit executed by Seller to the effect that Seller is not a “nonresident” within the meaning of California Revenue and Tax Code Section 18662 or successor statutes.  If Seller does not provide such affidavit in form reasonably satisfactory to Buyer at least three business days prior to the Closing, Escrow Holder shall at the Closing deduct from Seller’s proceeds and remit to the Franchise Tax Board such sum as is required by such statute.

(g)       If applicable, a bill of sale, duly executed, conveying title to any included personal property to Buyer.

(h)       If the Seller is a corporation, a duly executed corporate resolution authorizing the execution of this Agreement and the sale of the Property.

10.3         Buyer shall deliver to Seller through Escrow:

(a)       The cash portion of the Purchase Price and such additional sums as are required of Buyer under this Agreement for prorations, expenses and adjustments.  The balance of the cash portion of the Purchase Price, including Buyer’s Escrow charges and other cash charges, if any, shall be deposited by Buyer with Escrow Holder, by federal funds wire transfer, or any other method acceptable to Escrow Holder as immediately collectable funds, no later than 2:00 P.M. on the business day prior to the Expected Closing Date.

(b)       If a Purchase Money Note and Purchase Money Deed of Trust are called for by this Agreement, the duly executed originals of those documents, the Purchase Money Deed of Trust being in recordable form, together with evidence of fire insurance on the improvements in the amount of the full replacement cost naming Seller as a mortgage loss payee, and a real estate tax service contract (at Buyer’s expense), assuring Seller of notice of the status of payment of real property taxes during the life of the Purchase Money Note.

(c)       The Assignment and Assumption of Lessor’s interest in Lease form specified in paragraph 10.2(c) above, duly executed by Buyer.

(d)       Assumptions duly executed by Buyer of the obligations of Seller that accrue after Closing under any Other Agreements.

(e)       If applicable, a written assumption duly executed by Buyer of the loan documents with respect to Existing Notes.

(f)        If the Buyer is a corporation, a duly executed corporate resolution authorizing the execution of this Agreement and the purchase of the Property.

10.4         At Closing, Escrow Holder shall cause to be issued to Buyer a standard coverage (or ALTA extended, if elected under paragraph 9.1(g)) owner’s form policy of title insurance effective as of the Closing, issued by the Title Company in the full amount of the Purchase Price, insuring title to the Property vested in Buyer, subject only to the exceptions approved by Buyer.  In the event there is a Purchase Money Deed of Trust in this transaction, the policy of title insurance shall be a joint protection policy insuring both Buyer and Seller.

IMPORTANT:     IN A PURCHASE OR EXCHANGE OF REAL PROPERTY, IT MAY BE ADVISABLE TO OBTAIN TITLE INSURANCE IN CONNECTION WITH THE CLOSE OF ESCROW SINCE THERE MAY BE PRIOR RECORDED LIENS AND ENCUMBRANCES WHICH AFFECT YOUR INTEREST IN THE PROPERTY BEING ACQUIRED.  A NEW POLICY OF TITLE INSURANCE SHOULD BE OBTAINED IN ORDER TO ENSURE YOUR INTEREST IN THE PROPERTY THAT YOU ARE ACQUIRING.

11.    Prorations and Adjustments.

11.1         Taxes.  Real property taxes and special assessment bonds payable by the owner of the Property shall be prorated through Escrow as of the date of the Closing, based upon the latest tax bill available.  The Parties agree to prorate as of the Closing any taxes assessed against the Property by supplemental bill levied by reason of events occurring prior to the Closing.  Payment shall be made promptly in cash upon receipt of a copy of any such supplemental bill of the amount necessary to accomplish such proration.

11.2         Insurance.  WARNING:  The insurance coverage which Seller maintained on the Property will terminate on the Closing.  Buyer is advised to obtain appropriate insurance to cover the Property,

11.3         Rentals, Interest and Expenses, Collected rentals, interest on Existing Notes, utilities, and operating expenses shall be prorated as of the date of Closing.  The Parties agree to promptly adjust between themselves outside of Escrow any rents received after the Closing.

11.4         Security Deposit.  Security Deposits held by Seller shall be given to Buyer as a credit to the cash required of Buyer at the Closing.

11.5         Post Closing Matters.  Any item to be prorated that is not determined or determinable at the Closing shall be promptly adjusted by the Parties by appropriate cash payment outside of the Escrow when the amount due is determined.

11.6         Variations in Existing Note Balances.  In the event that Buyer is taking title to the Property subject to an Existing Deed of Trust(s), and in the event that a Beneficiary Statement as to the applicable Existing Note(s) discloses that the unpaid principal balance of such Existing Note(s) at the Closing will be more or less than the amount set forth in paragraph 3.1(c) hereof (“Existing Note Variation”), then the Purchase Money Note(s) shall be reduced or increased by an amount equal to Such Existing Note Variation.  If there is to be no Purchase Money Note, the cash required at the Closing per paragraph 3.1(a) shall be reduced or increased by the amount of such Existing Note Variation.

11.7         Variations in New Loan Balance.  In the event Buyer is obtaining a New Loan and in the event that the amount of the New Loan actually obtained is greater than the amount set forth in paragraph 5.1 hereof, the Purchase Money Note, if one is called for in this transaction, shall be reduced by the excess of the actual face amount of the New Loan over such amount as designated in paragraph 5.1 hereof.

12.          Representation and Warranties of Seller and Disclaimers.

12.1         Seller’s warranties and representations shall survive the Closing and delivery of the dead for a period of three years, and, are true, material and relied upon by Buyer and Brokers in all respects.  Seller hereby makes the following warranties and representations to Buyer and Brokers:

(a)      Authority of Seller.  Seller is the owner of the Property and/or has the full right, power and authority to sell, convey and transfer the Property to Buyer as provided herein, and to perform Seller’s obligations hereunder.

(b)      Maintenance During Escrow and Equipment Condition At Closing.  Except as otherwise provided in paragraph 9.1(m) hereof, Seller shall maintain the Property until the Closing in its present condition, ordinary wear and tear excepted.  The HVAC, plumbing, elevators, loading doors and electrical systems shall be in good operating order and condition at the time of Closing.

(c)       Hazardous Substances/Storage Tanks.  Seller has no knowledge, except as otherwise disclosed to Buyer in writing, of the existence or prior existence on the Property of any Hazardous Substance, nor of the existence or prior existence of any above or below ground storage tank.

(d)      Compliance.  Seller has no knowledge of any aspect or condition of the Property which violates applicable laws, rules, regulations, codes or covenants, conditions or restrictions, or of improvements or alterations made to the Property without a permit where one was required, or of any unfulfilled order or directive of any applicable governmental agency or casualty insurance company requiring any investigation, remediation, repair, maintenance or improvement be performed on the Property.

(e)       Changes in Agreements.  Prior to the Closing, Seller will not violate or modify any Existing Lease or Other Agreement, or create any new leases or other agreements affecting the Property, without Buyer’s written approval, which approval will riot be unreasonably withheld.

(f)        Possessory Rights.  Seller has no knowledge that anyone will, at the Closing, have any right to possession of the Property, except as disclosed by this Agreement or otherwise in writing to Buyer.

(g)      Mechanics’ Liens.  There are no unsatisfied mechanics’ or materialmens’ lien rights concerning the Property.

(h)      Actions, Suits or Proceedings.  Seller has no knowledge of any actions, suits or proceedings pending or threatened before any commission, board, bureau, agency, arbitrator, court or tribunal that would affect the Property or the right to occupy or utilize same.

(i)       Notice of Changes.  Seller will promptly notify Buyer and Brokers in writing of any Material Change (see paragraph 9.1(n)) affecting the Property that becomes known to Seller prior to the Closing.

(j)        No Tenant Bankruptcy Proceedings.  Seller has no notice or knowledge that any tenant of the Property is the subject of a bankruptcy or insolvency proceeding.

(k)      No Seller Bankruptcy Proceedings.  Seller is not the subject of a bankruptcy, insolvency or probate proceeding.

(1)      Personal Property.  Seller has no knowledge that anyone will, at the Closing, have any right to possession of any personal property included in the Purchase Price nor knowledge of any lions or encumbrances affecting such personal property, except as disclosed by this Agreement or otherwise in writing to Buyer.

12.2      Buyer hereby acknowledges that, except as otherwise stated in this Agreement, Buyer is purchasing the Property in its existing condition and will, by the time called for herein, make or have waived all inspections of the Property Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.  The Parties acknowledge that, except as otherwise stated in this Agreement, no representations, inducements, promises, agreements, assurances, oral or written, concerning the Property, or any aspect of the occupational safety and health laws, Hazardous Substance laws, or any other act, ordinance or law, have been made by either Party or Brokers, or relied upon by either Party hereto.

12.3         In the event that Buyer learns that a Seller representation or warranty might be untrue prior to the Closing, and Buyer elects to purchase the Property anyway then, and in that event, Buyer waives any right that it may have to bring an action or proceeding against Seller or Brokers regarding said representation or warranty.

12.4         Any environmental reports, soils reports, surveys, and other similar documents which were prepared by third party consultants and provided to Buyer by Seller or Seller’s representatives, have been delivered as an accommodation to Buyer and without any representation or warranty as to the sufficiency, accuracy, completeness, and/or validity of said documents, all of which Buyer relies on at its own risk.  Seller believes said documents to be accurate, but Buyer is advised to retain appropriate consultants to review said documents and investigate the Property.

13.          Possession.

Possession of the Property shall be given to Buyer at the Closing subject to the rights of tenants under Existing Leases.

14.          Buyer’s Entry.

At any time during the Escrow period, Buyer, and its agents and representatives, shall have the right at reasonable times and subject to rights of tenants, to enter upon the Property for the purpose of making inspections and tests specified in this Agreement.  No destructive testing shall be conducted, however, without Seller’s prior approval which shall not be unreasonably withheld.  Following any such entry or work, unless otherwise directed in writing by Seller, Buyer shall return the Property to the condition it was in prior to such entry or work, including the recompaction or removal of any disrupted soil or material as Seller may reasonably direct.  All such inspections and tests and any other work conducted or materials furnished with respect to the Property by or for Buyer shall be paid for by Buyer as and when due and Buyer shall indemnify, defend, protect and hold harmless Seller and the Property of and from any and all claims, liabilities, losses, expenses (including reasonable attorneys’ fees), damages, including those for injury to person or property, arising out of or relating to any such work or materials or the acts or omissions of Buyer, its agents or employees in connection therewith.

15.       Further Documents and Assurances.

The Parties shall each, diligently and in good faith, undertake all actions and procedures reasonably required to place the Escrow in condition for Closing as and when required by this Agreement.  The Parties agree to provide all further information, and to execute and deliver all further documents, reasonably required by Escrow Holder or the Title Company.

16.       Attorneys’ Fees.

If any Party or Broker brings an action or proceeding (including arbitration) involving the Property, to enforce the terms hereof, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees.  Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment.  The term “Prevailing Party” shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense.  The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred.

17.          Prior Agreements/Amendments.

17.1         This Agreement supersedes any and all prior agreements between Seller and Buyer regarding the Property.

17.2         Amendments to this Agreement are effective only if made in writing and executed by Buyer and Seller.

18.          Broker’s Rights.

18.1         If this sale is not consummated due to the default of either the Buyer or Seller, the defaulting Party shall be liable to and shall pay to Brokers the Brokerage Fee that Brokers would have received had the sale been consummated.  It Buyer is the defaulting party, payment of said Brokerage Fee is in addition to any obligation with respect to liquidated or other damages.

18.2         Upon the Closing, Brokers are authorized to publicize the facts of this transaction.

19.          Notices.

19.1         Whenever any Party, Escrow Holder or Brokers herein shall desire to give or serve any notice, demand, request, approval, disapproval or other communication, each such communication shall be in writing and shall be delivered personally, by messenger or by mail, postage prepaid, to the address set forth in this Agreement or by facsimile transmission.

19.2         Service of any such communication shall be deemed made on the date of actual receipt if personally delivered.  Any such communication sent by regular mail shall be deemed given 48 hours after the same is mailed.  Communications sent by United States Express Mall or overnight courier that guarantee next day delivery shall be deemed delivered 24 hours after delivery of the same to the Postal Service or courier.  Communications transmitted by facsimile transmission shall be deemed delivered upon telephonic confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail.  If such communication is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

19.3         Any Party or Broker hereto may from time to time, by notice in writing, designate a different address to which, or a different person or additional persons to whom, all communications are thereafter to be made.

20.          Duration of Offer.  [Intentionally deleted.]

21.          Liquidated Damages.  [Intentionally deleted.]

22.          Arbitration of Disputes.  [Intentionally deleted.]

23.          Miscellaneous.

23.1         Binding Effect.  This Agreement shall bebinding on the Parties without regard to whether or not paragraphs 21 and 22 are initialed by both of the Parties.  Paragraphs 21 and 22 are each incorporated into this Agreement only if initialed by both Parties at the time that the Agreement is executed.

23.2         Applicable Law.  This Agreement shall be governed by the laws of the state in which the Property is located.

23.3         Time of Essence.  Time is of the essence of this Agreement.

23.4         Counterparts.  This Agreement may be executed by Buyer and Seller in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Escrow Holder, after verifying that the counterparts are identical except for file signatures, is authorized and instructed to combine the signed signature pages on one at the counterparts, which shall then constitute the Agreement.

23.5         Waiver of Jury Trial.  The Parties hereby waive their respective rights to trial by jury in any action or proceeding involving the Property or arising out of this Agreement

24.          Disclosures Regarding The Nature of a Real Estate Agency Relationship.  [Intentionally deleted.]

25.          Construction of Agreement.  In construing this Agreement, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Agreement.  Whenever required by the context, the singular shall include the plural and vice versa.  Unless otherwise specifically indicated to the contrary, the word “days” as used in this Agreement shall mean and refer to calendar days.  This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

26.          Additional Provisions.

26.1         The obligations of the Seller hereunder are conditioned upon

(a)       a determination by the board of directors of Affinity Group Holding, Inc., the parent of the Seller (“AGHI”), to the effect that the transactions contemplated by the Purchase Agreement comply with the terms of an indenture (the “Indenture”) dated as of April 2, 1997 pertaining to the 11% senior notes due 2007 issued by AGHI, including, without limitation, that the terms of the Purchase Agreement are, in the aggregate, no less favorable to the Seller than those that could have been obtained in a comparable transaction on an arm’s-length basis from a person that is not an affiliate of the Seller.

(b)       the Seller obtaining an opinion as to the fairness, from a financial point of view, of the transactions contemplated by the Purchase Agreement from an independent financial advisor, as such term is defined in the Indenture.

(c)       the Seller receiving appraisals of the Property confirming that the fair market value of the property is $52,310,000.

If any of the foregoing conditions are unsatisfied, the Seller may declare the Purchase Agreement to be null and void by giving written notice thereof to the Buyer on or before December 10, 2001.

26.2         At the Closing, the Buyer and the Seller shall enter into a “triple net” lease with respect to each of the eleven parcels constituting the Property, such lease to be in such form as is agreed to between the Buyer and the Seller (the “Leases”).  The Leases shall be at market rate rent, shall provide for a security and maintenance deposit in an amount to be negotiated (but estimated to be $100,000 to $150,000 per parcel) and shall be for a term of fifteen years with options to renew for additional terms of five years each at the then market rate rent.

26.3         Seller shall, at Seller’s expense, obtain the appraisals contemplated by Paragraph 26.1(c) above.  Seller agrees to make copies of such appraisals available to Buyer and authorizes Buyer to use such appraisals in connection with Buyer’s financing contemplated by Paragraph 5.

26.4         The expression “Seller” as used in the Purchase Agreement means Affinity Group, Inc. or one or more of its subsidiaries.

ATTENTION:       NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION OR BY ANY BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS AGREEMENT OR THE TRANSACTION TO WHICH IT RELATES.  THE PARTIES ARE URGED TO:

1.             SEEK ADVICE  OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS AGREEMENT.

2.             RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PROPERTY.  SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PROPERTY, THE INTEGRITY AND CONDITION OF ANY STRUCTURES AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PROPERTY FOR BUYER’S INTENDED USE.

WARNING:  IF THE PROPERTY IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THIS AGREEMENT MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED

NOTE:

1.             THIS FORM IS NOT FOR USE IN CONNECTION WITH THE SALE OF RESIDENTIAL PROPERTY.

2.             IF THE BUYER IS A CORPORATION, IT IS RECOMMENDED THAT THIS AGREEMENT BE SIGNED BY TWO CORPORATE OFFICERS.

The undersigned Buyer offers and agrees to buy the Property on the terms and conditions stated and acknowledges receipt of a copy hereof.

AGRP HOLDING CORP.

/S/ Paul E. Schedler
By: Paul E. Schedler
Title: Vice President
Telephone:	(805) 667-4400
Facsimile:	(805) 667-4151

27.          Acceptance.

27.1         Seller accepts the foregoing offer to purchase the Property and hereby agrees to sell the Property to Buyer on the terms and conditions therein specified.

27.2         [Intentionally deleted.]

27.3         Seller acknowledges receipt of a copy hereof and authorizes Brokers to deliver a signed copy to Buyer.

NOTE:   A PROPERTY INFORMATION SHEET IS REQUIRED TO BE DELIVERED TO BUYER BY SELLER UNDER THIS AGREEMENT.

AFFINITY GROUP, INC.

/S/ Mark J. Boggess
By: Mark J. Boggess
Title: Vice President and Chief Financial Officer
Telephone:	(303 728-2267 x422)
Facsimile:	(303 728-7317)

Exhibit A-1

Legal Description

Lot 4, Block 1, Inverness Subdivision Filing No. 35, County of Arapahoe, State of Colorado.

Property Address: 64 Inverness Drive East, Englewood, Colorado 80112

Tax ID No. 2075-35-2-12-004

Exhibit A-2

Legal Description

Being a 4.3455 acre tract of land located at the intersection of Three Springs Road and Camping World Court and known as Lot 2 of Three Springs Road Business Park Section 2 as recorded in Plat Book 22 Page 71 in Bowling Green, Warren County, Kentucky, and more particularly described by metes and bounds as follows:

NOTE:  All set iron pins are 5/8” x 30” rebar having a plastic cap imprinted with “James R. Adams 1891.”

Beginning at an iron pin set in the northeast rights-of-way intersection of Three Springs Road and Camping World Court; thence with the right-of-way line of Three Springs Road North 22º 23’ 12” East 67.50 feet to an iron pin set; thence North 20º 18’ 40” East 329.46 feet to a found p.k. nail; thence North 20º 09’ 20” East 55.87 feet to a found iron pin, corner common to Lot 1 Three Springs Business Park Section 1 (Plat Book 17 Page 121); thence leaving said right-of-way and with the common line of said Lot 1 South 59º 21’ 20” East 199.60 feet to an iron pin set; thence South 30º 38’ 40” West 5.61 feet to an iron pin set; thence South 59º 21’ 20” East 108.67 feet to an iron pin set, corner common to Lot 3 Three Springs Business Park Section 2 (Plat Book 22 Page 71); thence leaving said Lot 1 and with the common line of said Lot 3 South 59º 21’ 20” East 159.77 feet to an iron pin set; thence South 24º 12’ 13” West 393.87 feet to an iron pin set, said pin located in the north right-of-way line of Camping World Court; thence leaving said Lot 3 and with said right-of-way North 65º 47’ 47” West 436.01 feet to the point of beginning containing 4.3455 acres as per survey by James R. Adams and Associates dated October 23, 2001, and being known as Lot 2 of Three Springs Business Park as recorded in Plat Book 22 Page 71 on file in the Warren County Clerk’s Office in Bowling Green, Kentucky.

and

Being a 3.6508 acre tract of land located on Camping World Court and known as Lot 3 of Three Springs Road Business Park Section 2 as recorded in Plat Book 22 Page 71 in Bowling Green, Warren County, Kentucky, and more particularly described by metes and bounds as follows:

NOTE:  All set iron pins are 5/8” x 30” rebar having a plastic cap imprinted with “James R. Adams 1891.”

Beginning at an iron pin set in the northeast rights-of-way intersection of Three Springs Road and Camping World Court, said corner common to Lot 2 Three Springs Business Park Section 2 (Plat Book 22 Page 71); thence with the right-of-way line of Camping World Court and with the common line of said Lot 2 South 65º 47’ 47” East 436.01 feet to a set iron pin, the true point of beginning of described tract; thence leaving said right-of-way and with the common line of said Lot 2 North 24º 12’ 13” East 393.87 feet to a set iron pin; thence North 59º 21’ 20” West 159.77 feet to a set iron pin, corner common to Lot 1 Three Springs Business Park Section 1 (Plat Book 17 Page 121); thence leaving the common line of said Lot 2 and with the common line of said Lot 1 North 30º 38’ 40” East 150.00 feet to a found iron pin, said pin located in the line of property as recorded in Minor Plat Book 1 Page 252-C; thence leaving said Lot 1 and with the common line of said minor plat property South 59º 21’ 25” East 271.98 feet to a found iron pipe; thence North 30º 14’ 26” East 262.64 feet to a found iron pipe, said pipe located in the northwest right-of-way line of Interstate 65; thence leaving said minor plat property with right-of-way South 05º 34’ 17” East 139.02 feet to a found r/o/w post; thence South 01º 04’ 20” West 136.76 feet to a found r/o/w post; thence South 14º 05’ 17” West 164.38 feet to a found r/o/w post; thence South 19º 36’ 42” West 193.84 feet to a found concrete monument, a corner common to Lot 6 Three Springs Business Part Section II (Plat Book 20 Page 134); thence leaving said right-of-way with the common line of said Lot 6 North 65º 47’ 47” West 273.10 feet to a found concrete monument; thence South 24º 12’ 13” West 190.00 feet to a found concrete monument, said monument located in the north right-of-way line of Camping World Court; thence leaving said Lot 6 and with said right-of-way North 65º 47’ 47” West 50.00 feet to the point of beginning containing 3.6508 acres as per survey by James R. Adams and Associates dated October 23, 2001 and being known as Lot 3 of Three Springs Business Park Section 2 as recorded in Plat Book 22 Page 71 on file in the Warren County Clerk’s Office in Bowling Green, Kentucky.

Being the same property, with a new legal description, conveyed to Camping World, Inc., a Kentucky corporation, by Deeds recorded in Deed Book 537, Page 591, Deed Book 582 Page 593 and Deed Book 591 Page 318 in the Warren County Clerk’s Office.

Property Address: 650 Three Springs Road, Bowling Green, Kentucky 42104

Tax ID No. 053A-05-002

Exhibit A-3

Legal Description

Parcels 1, 2 and 3 of Parcel Map 6493, in the County of Kern, State of California, as per map recorded in Book 31, page(s) 120, of Parcel Maps, in the office of the County Recorder of said County.

Excepting therefrom all oil, gas, minerals and other hydrocarbon substances within or underlying said land, as reserved in deeds of records.

Property Address: 3830 Saco Road, Bakersfield, CA 93308

Tax ID Nos. 482-090-41-00-0, 482-090-42-00-3 and 482-090-43-00-6

Exhibit A-4

Legal Description

That portion of Subdivision No. 5 of the West half of the Rancho San Miguel, partly in the City of San Buenaventura, County of Ventura, State of California, as per Map recorded in Book 5, Page 32 of Maps, in the Office of the County Recorder of said County, described as follows:

BEGINNING at a point on the Southerly line of the Southern Pacific Railroad Company right-of-way, 100.00 feet wide, at the most Easterly corner of the land described in Parcel 2 to Ventura Coastal Corporation, a California Corporation, by deed recorded May 24, 1973 as Document No. 36223, in Book 4117, page 340 of Official Records; thence, along said Southerly line,

1st:          South 59º 48’ 16” East 544.44 feet; thence, leaving said Southerly line,

2nd:        South 40º 05’ 44” West 828.06 feet to the Northeasterly line of the land described in the deed in the State of California, recorded June 16, 1960 as Document No. 25714, in Book 1878, page 488 of Official Records; thence, along said Northeasterly line,

3rd:         North 63º 00’ 03” West 281.44 feet to the Northeasterly line of Vista Del Mar Drive, 60.00 feet wide (formerly Ocean Drive), as shown on said map, thence, along said Northeasterly line,

4th:         North 35º 26’ 00” West 270.81 feet to the Southeasterly line of said land, as conveyed to Ventura Coastal Corporation; thence, along said Southeasterly line,

5th:         North 40º 05’ 44” East 730.55 feet to the point of beginning.

A portion of said land is shown as Parcel “A” of Parcel Map No. 3079 recorded in book 26, page 49 of Parcel Maps.

Property Address: 2575 Vista Del Mar Drive, Ventura, California 93001

Tax ID Nos. 0800-020-320 and 0800-020-330

Exhibit A-5

Legal Description

Being a 2.895 acre tract of land located at the intersection of Beech Bend Road and Double Springs Road in Bowling Green, Warren County, Kentucky, and more particularly described by metes and bounds as follows:

Note:  All set iron pins are 5/8” x 30” rebar having a plastic cap imprinted with “James R. Adams 1891.”

Beginning at a set iron pin, said pin located in the northwest rights-of-way intersection of Beech Bend Road and Double Springs Road; thence with the right-of-way line of Double Springs Road South 63º 06’ 00” West 63.47 feet to a set iron pin; thence North 80º 32’ 00” West 209.05 feet to an iron pin set; thence North 80º 15’ 50” West 40.60 feet to a found iron pin; thence North 21º 58’ 57” East 13.68 feet to a found iron pin, corner common to Lot 3 of Minor Plat Book 22 Page 38; thence leaving said right-of-way and with the common line of said Lot 3 N 21º 58’ 57” East 481.14 feet to a found iron pin, said pin located in the line of Lot 2-2 of Minor Plat Book 22 Page 39; thence leaving said Lot 3 and with the common line of said Lot 2-2 S 53º 30’ 00” East 327.49 feet to a found iron pin, said pin located in the northwest right-of-way line of Beech Bend Road; thence leaving said Lot 2-2 and with said right-of-way S 53º 30’ 00” East 6.90 feet to a found iron pin; thence S 32º 18’ 00” West 100.00 feet to a set iron pin; thence S 27º 29’ 00” W 211.86 feet to the point of beginning containing 2.895 acres as per survey by James R. Adams and Associates dated October 23, 2001.

Being the same property with a new survey description, conveyed to Camping World of Kentucky, Inc., a Kentucky corporation by Deed dated January 10, 1984 from Camping World, Inc., a Kentucky corporation, of record in Deed Book 529 Page 158, in the office of the Warren County Clerk.  The said Camping World of Kentucky, Inc., is now known as CWI, Inc.

Property Address: 134 Beech Bend Road, Bowling Green, Kentucky 42102

Tax ID No. 039B-01-024

Exhibit A-6

Legal Description

All that certain piece, parcel or lot of land, lying and being in City of Myrtle Beach, County of Horry, State of South Carolina, containing 5.41 acres as shown on a map by Robert L. Bellamy & Associates, Inc., Engineers and Surveyors dated October 4, 2001 and recorded in the R.O.D. for Horry County in Plat Book ____, at Page ___ and being more fully described as follows:

Commencing at a calculated point at the Northeast right-of-way at the intersection of Tidewater Road and U.S. Highway 501, thence along the Northern right-of-way of U.S. 501 South 47º 03’ 38” East for a distance of 504.46 feet to an iron pipe, said pipe being the point of beginning, thence North 42º 57’ 00” East for a distance of 441.67 feet to an iron pipe in a ditch, being the common corner of the lands of Myrtle Beach Farms Company, Quality Inn Motel and Camping World of Kentucky, Inc.; thence with the lands of Myrtle Beach Farms South 47º 03’ 00” East for a distance of 595.66 feet to an iron pipe on the line of Myrtle Beach West Motel Associates, thence with land of Myrtle Beach West Motel Associates South 58º 35’ 32” West for a distance of 458.69 feet to an iron pipe on the northern right-of-way of U.S. Highway 501, thence with said right-of-way North 47º 03’ 38” West for a distance of 471.98 feet back to the point of beginning.

Property Address: 3632 Highway 501, Myrtle Beach, South Carolina 29579

Tax I.D. Nos. 172-00-03-014

Exhibit A-7

Legal Description

The South 643 feet of the West 660 feet, of the Southwest Quarter of the Southwest Quarter of Section 2, Township 25 South, Range 28 East, LESS Right-of-way of State road No. 530 and LESS the West 160 feet thereof, Osceola County, Florida, bounded and described as follows:

That part of the Southwest Quarter of the Southwest Quarter of Section 2, Township 25 South, Range 28 East, Osceola County, Florida, described as follows: Commence at the Southwest corner of said Section 2; run South 89 degrees 38 minutes 26 seconds East 160.00 feet along the South line of said Southwest Quarter to the East line of the West 160.00 feet of said Southwest Quarter of the Southwest Quarter; thence run North 00 degrees 14 minutes 15 seconds East 68.00 feet along said East line to the Northerly Right-of-way line of U.S. Highway 192-State Road No. 530 and the POINT OF BEGINNING; thence continue North 00 degrees 14 minutes 15 seconds East 575.00 feet along said East line to the North line of the South 643.00 feet of said Southwest Quarter of the Southwest Quarter; thence run South 89 degrees 38 minutes 26 seconds East 500.00 feet along said North line to the East line of the West 660.00 feet of said Southwest Quarter of the Southwest Quarter; thence run South 00 degrees 14 minutes 15 seconds West 575.00 feet along said East line to the Northerly Right-of-way line of U.S. Highway 192-State Road 530; thence run North 89 degrees 38 minutes 26 seconds West 500.00 feet along said Northerly Right-of-way line of U.S. Highway 192-State Road No.. 530 to the POINT OF BEGINNING.

AND LESS

Commence at the Southwest corner of the Southwest Quarter of Section 2, Township 25 South, Range 28 East; thence South 89 degrees 56 minutes 15 seconds East (Bearing based on Right-of-way Map -of Poinciana Boulevard Extension as furnished by Blount Sikes and Associates) along the South line of said Section 2 a distance of 660.00 feet; thence departing said South line on a bearing of North 00 degrees 03 minutes 07 seconds West a distance of 68.00 feet to the POINT OF BEGINNING said point being on the North line of U.S. Highway 192 (S.R. 530); thence continue North 00 degrees 03 minutes 07 seconds West a distance of 575.00 feet; thence North 89 degrees 56 minutes 15 seconds West parallel with the South line of said Section 2 a distance of 45.35 feet to a point on a curve concave Southwesterly said curve having a radius of 2814.79 feet; thence Southeasterly along said curve a distance of 95.28 feet through a central angle of 01 degrees 56 minutes 22 seconds (chord bearing of South 01 degrees 05 minutes 00 seconds East; chord distance of 95.27 feet); thence South 29 degrees 27 minutes 43 seconds East a distance of 22.83 feet; thence South 00 degrees 06 minutes 49 seconds East a distance of 184.73 feet; thence South 24 degrees 58 minutes 10 seconds West a distance of 49.98 feet; thence South 00 degrees 06 minutes 49 seconds East a distance of 229.82 feet to the North line of said U.S. Highway 192; thence South 89 degrees 56 minutes 15 seconds East along said North line a distance of 53.11 feet to the POINT OF BEGINNING.

Property Address: 5175 W. Irlo Bronson Parkway, Kissimmee, FL 34746

Tax ID No. 022528-0000-0090-0000

Exhibit A-8

Legal Description

Those portions of Parcels 2 and 3 of Parcel Map No. 10822, as shown on map filed in Book 109, pages 90, 91 and 92 of Parcel Maps, in the office of the Recorder of the County of Los Angeles and that portion of Parcel 1A, as shown on map filed in Book 27, pages 41, 42, and 43, of Record of Surveys, in the office of said Recorder within the following described boundaries:

Commencing at a point in that certain course having a bearing and length of N 16° 58’ 50” W. 1380.50 feet in the westerly boundary of that certain parcel or land described as Parcel 1 in deed to the State of California recorded as Document No. 3187 on March 18, 1969, in Book D4311, page 508, of Official Records, in the office of said Recorder, said point being distant northerly along said certain course North 16° 58’ 50” West 600.46 feet from its southerly terminus; thence South 14° 50’ 19” East 440.42 feet to a point in the easterly prolongation, bearing North 75° 39’ 20” East, of the northerly end of the old road, 50 feet wide, as shown on said Parcel Map No. 10822, said last mentioned point being the true point of beginning; thence continuing South 14° 50’ 19” East 269.54 feet to the beginning of a tangent curve concave to the west and having a radius of 135.07 feet; thence Southerly along said curve through a central angle of 32° 12’ 56” an arc distance of 75.95 feet to the beginning of a compound curve concave to the northwest and having a radius of 375.00 feet; thence Southwesterly along said last mentioned curve through a central angle of 13° 33’ 38” an arc distance of 88.75 feet; thence tangent to said last mentioned curve South 30’ 56’ 15” West 161.14 feet to the beginning of a tangent curve concave to the northwest and having a radius of 206.00 feet; thence Southwesterly along said last mentioned curve through a central angle of 18° 36’ 45” an arc distance of 66.92 feet; thence tangent to said last mentioned curve South 49° 33’ 00” West 114.70 feet; thence South 32’ 37’ 19” West 120.76 feet to the Southwesterly boundary of said Parcel 2; thence Northwesterly along said Southwesterly boundary and continuing Northwesterly and Northerly along the Southwesterly and Westerly boundaries of said Parcel 3 to the Northwesterly corner of said last mentioned parcel; thence Northerly along the Easterly line of said the old road, North 14° 15’ 25” West 32.21 feet; thence North 69” 10’ 00” East 165.00 feet; thence North 46’ 41’ 41” East 158.03 feet to said Easterly prolongation of the Northerly end of the old road; thence North 75° 39’ 20” East along said last mentioned Easterly prolongation to the true point of beginning.

Except that portion of said land condemned in fee in favor of the County of Los Angeles as per Final Order of Condemnation recorded September 13, 1993 as Instrument No. 93-17700734, Official Records.

Except therefrom all rights to minerals, oil, gas, tars and other hydrocarbon and metalliferous substances, geothermal steam, naturally heated waters, thermal energy and gas and all other minerals of every kind or character in, on, or under said land, together with the right to drill or mine for the same without, however, the right to drill or mine through the surface or upper five hundred (500’) of the subsurface of said land, as reserved by the Newhall Land and Farming Company, a corporation, recorded July 2, 1979 as Instrument No. 79-717820, Official Records.

Property Address: 24901 W. Pico Canyon Road, Newhall, California 91381

Tax ID Nos. 2826-010-32 and 2826-010-028

Exhibit A-9

Legal Description

Parcel 1, in the City of La Mirada, in the County of Los Angeles, State of California, as per map recorded in Book 244, pages 56-58 of Parcel Maps, in the office of the County Recorder of said County.

Excepting therefrom all minerals, oils, gases and other hydrocarbons by whatsoever name known, that may be within or under the parcel of land hereinabove described without, however, the right to drill, dig or mine through the surface thereof, as reserved in deed recorded December 12, 1961 as Instrument No. 3845 in said office of the County Recorder.

Excepting from said Lot 15 an undivided one-half interest in and to all oil, gas, petroleum and other hydrocarbon substances without the right of surface entry, as reserved in deed recorded October 10, 1951 in Book 37388, page 101 as Instrument No. 1134 of Official Records, in said office of the County Recorder.

Except an undivided one-half interest in and to all oil, gas, petroleum and other hydrocarbon substances in, onand under said land, together with the right to enter upon the surface thereof for the purpose of taking and developing and producing said.  substances, as reserved by Linnie H. McComber by deed recorded October 10, 1951 in Book 37388, page 101, Official Records.

Also except all oil, hydrocarbons or other related substances below a depth of 500 feet, but without right of surface entry for the purpose of drilling for or extracting same, as reserved by Helen R. Dudderar, a married woman, and Mildred M. Duncan, a married woman, who acquired title as Mildred M. McPherson, a married woman.

Except therefrom, an undivided one-half interest in and to all oil, gas, petroleum and other hydrocarbon substances lying below a depth of 500 feet from the surface thereof, without the right of entry of the surface or subsurface to a depth of 500 feet, as provided in an instrument recorded February 27, 1987 as Instrument No. 87-294376, Official Records.

Also excepting therefrom an undivided one-half of all oil, gas and minerals and an undivided one-half of all oil, gas and mineral rights upon and under said land, with right of entry, as reserved in deed from Security-First National Bank of Los Angeles, recorded June 1, 1939 in Book 16615, page 307, Official Records.

Also excepting therefrom any remaining oil, gas, petroleum, minerals and other hydrocarbon substances recoverable from said real property, without however, any right to enter upon the surface of said property to explore for, develop or remove said substances, but with full right of ingress and egress at any depth or depths below 500 feet from the present natural level of surface of said real property to explore for, develop and remove said substances by means of wells and equipment having surface locations outside the outer boundaries of said real property, and entering said real property below 500 feet from the present natural level of surface of said real property, as reserved in deed recorded October 21, 1986 as Instrument No. 86-1414387, Official Records.

Property Address: 14900 S. Firestone Boulevard, LaMirada, California 90638

Tax ID No. 7003-015-002

Exhibit A-10

Legal Description

LAND in Davidson County, Tennessee, being a portion of Lot No. 1, on the Plan of Camping World Subdivision, as shown on plat of record in Plat Book 6250, page 142, in the Register’s Office of Davidson County, Tennessee, and being more particularly described as follows:

Being a tract of land lying in the Fifteenth Councilmanic District, Metropolitan Nashville, Davidson County, Tennessee and being bounded on the north by Music Valley Drive, on the east by L.H.M.&M., Inc., on the south by Kampgrounds of America, Inc. and on the west by Kenneth Edwin Jackson, Sr. and being more particularly described as follows:

BEGINNING at an iron rod (new) in the new southerly right–of–way line of Music Valley Drive, said iron rod (new) being South 14 degrees 09 minutes 47 seconds West, 5.97 feet from an iron rod (old) lying in the previous southerly right–of–way of said Music Valley Drive. Record of right–of–way dedication found in Deed book 10685, Page 765, Register’s Office for Davidson County, Tennessee (R.O.D.C.); thence,

With said new southerly right–of–way of Music Valley Drive, with a curve to the right having a central angle of 17 degrees 35 minutes 41 seconds, a radius of 1128.00 feet, a tangent of 174.57 feet, an arc length of 346.39 feet and a chord bearing and distance of South 69 degrees 23 minutes 31 seconds East, 345.03 feet to an iron rod (new). Said iron rod (new) being located South 24 degrees 30 minutes 00 seconds West, 2.06 feet from an iron rod (old) in said previous southerly right–of–way of Music Valley Drive and the northwest corner of property conveyed to L.H.M.&M., Inc. of record in Deed Book 8325 Page 480, R.O.D.C.; thence,

Leaving said new southerly line of Music Valley Drive with said L.H.M.&M., Inc. property South 24 degrees 30 minutes 00 seconds West, 427.96 feet to an iron rod (old), said iron rod (old) being the northeast corner of property conveyed to Kampgrounds of America, Inc. of record in Instrument No. 20001215–123490, R.O.D.C. and the southeast corner of the herein described tract; thence,

With said Kampgrounds of America property, generally along a fence, North 78 degrees 21 minutes 03 seconds West, 266.32 feet to an iron rod (old), said iron rod (old) being the southeast corner of property conveyed to Kenneth Edwin Jackson, Sr. of record in Deed Book 6173, Page 639, R.O.D.C.; thence,

With said Jackson property North 14 degrees 09 minutes 47 seconds East, 471.43 feet to the POINT OF BEGINNING, containing 139,431 square feet or 3.201 acres, more or less, as calculated by the above described courses and distances.

BEING the same property conveyed to Camping World of Kentucky, Inc., by Deed of Record in Book 6409, page 983, Register’s Office for Davidson County, Tennessee,  Pursuant to Amendment to Charter the name was changed to Camping World, Inc.  Further pursuant to Amendment to Charter the name of the corporation was changed to CWI, Inc., a Kentucky Corporation.

Property Address: 2622 Music Valley Drive, Nashville, Tennessee 37214

Tax Parcel No. 62-141

Exhibit A-11

Legal Description

Land in the Township of Van Buren, County of Wayne, State of Michigan, described as:

Part of Lots I to 10, Seymour and Troester’s Speedway Subdivision, as recorded in Liber 70, Page 78 of Plats and part of Southeast 1/4 Section 15, Van Buren Township, Town 3 South, Range 8 East described as: Commencing at the Southeast corner of Section 15, Town 3 South, Range 8 East, Van Buren Township, Wayne County, Michigan; thence North 03 degrees 36 minutes 10 seconds West 374.01 feet along the East line of said Section 15 and along the centerline of Morton-Taylor Road and its Southerly extension; thence South 85 degrees 51 minutes 50 seconds West 540.61 feet along a line parallel with and 226.00 feet Northerly of the new construction line of I-94 Freeway to the place of beginning; thence continuing South 85 degrees 51 minutes 50 seconds West along said parallel line 132.23 feet; thence Westerly 650.76 feet along said parallel line and along the arc of a 57069.78 foot radius curve to the right with chord South 86 degrees 11 minutes 26 seconds West 650.76 feet to a point in the West line of Seymour and Troester’s Speedway Subdivision, recorded in Liber 70 of Plats, Page 78 thereof; thence North 03 degrees 45 minutes 15 seconds West 492.21 feet along the West line of said subdivision and its Northerly prolongation thereof; thence North 86 degrees 23 minutes 50 seconds East 776.49 feet; thence South 04 degrees 30 minutes 53 seconds East 488.69 feet to the place of beginning.

Property Address:  43646 I-94 North Services Drive, Belleville, Michigan  48111

Tax Code No. 83-060-01-0001-001